Exhibit 99.1

For: J. Crew Group

Contact:

James Scully

Chief Financial Officer

(212) 209-8040

Allison Malkin

Integrated Corporate Relations

(203) 682-8225

J. Crew Group, Inc. Files Registration Statement

NEW YORK (January 10, 2007) — J. Crew Group, Inc. (the “Company”) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 7,500,000 shares of its common stock. This filing was made pursuant to a registration rights agreement between the Company and Texas Pacific Group, a private investment group. Texas Pacific Group will offer all 7,500,000 shares in the proposed offering and none of the proceeds will go to the Company. In addition, Texas Pacific Group has granted the underwriters an option to purchase up to an additional 1,125,000 shares to cover over-allotments, if any.

The shares will be offered by a group of underwriters led by Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.

The offering will be made only by means of the written prospectus forming part of the effective registration statement. A copy of the prospectus related to the offering, when available, may be obtained by contacting:

Goldman, Sachs & Co.

Attention: Prospectus Department

85 Broad Street

New York, New York 10004

Telephone: (866) 471-2526

Bear, Stearns & Co. Inc.

Attention: Prospectus Department

383 Madison Avenue

New York, New York 10179

Telephone: (866) 803-9204

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

J. Crew Group, Inc. is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. J.Crew products are distributed through the Company’s 176 retail stores and 51 factory stores, the J.Crew catalog, and the Company’s internet website at www.jcrew.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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